MASTER SPONSORED AGREEMENT

This Master Sponsored Agreement ("Agreement") made and effective as of August 22, 2022 ("Effective Date") is entered into by and between Halberd Corporation ("Sponsor") with a principal place of business at PO box 25, Jackson Center, PA, and Youngstown State University ("University").

WHEREAS, the programs contemplated by this Agreement are of mutual interest and benefit to University and to Sponsor, will further the instructional and research objectives of University in a manner consistent with its status as a non-profit, tax-exempt, education institution, and may derive benefits for both Sponsor and University through inventions, improvements, and/or discoveries;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree to the following:

Article 1 Definitions

1. "Sponsored Project" is a program to which the parties have mutually agreed in writing using the form which is attached hereto as Exhibit A.

2. "Principal Investigator" or "PI" is the person, designated by University, and accepted by Sponsor, who is directly responsible for executing, directing, overseeing and reporting a Sponsored Project under this Agreement.

3. "Intellectual Property" means and includes all technical information, inventions, trade secrets, patents, copyrights, trademarks, research, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes, specimens, biological materials, software, designs, drawings, sketches and other proprietary ideas, whether or not patentable or copyrightable, developed during a Sponsored Project.

4. "University Intellectual Property" shall mean individually and collectively all Intellectual Property that is conceived and/or made solely by one or more employees of University in performance of a Sponsored Project. It is understood and agreed by the parties that any person who is a University employee, faculty member or student as referenced in Ohio R.C. 3345.14 shall be considered to be a University employee herein.

5. "Joint Intellectual Property" shall mean individually and collectively all Intellectual Property which is conceived and/or made jointly by one or more employees of University and by one or more employees of Sponsor in performance of a Sponsored Project.

6. "Sponsor Intellectual Property" shall mean individually and collectively all Intellectual Property conceived of and/or made solely by the employees of Sponsor without the use of University facilities or equipment in performance of a Sponsored Project.

Article 2 Term

This Agreement shall be effective as of the Effective Date and shall extend from August 22, 2022 until January 6, 2023 (the "Term"), unless terminated earlier by either party pursuant to Article 8 of this Agreement.

Article 3 Sponsored Project

3.01 University shall commence each Sponsored Project promptly after the effective date of the Sponsored Project and upon payment by Sponsor of any funds owed, and shall use reasonable efforts to conduct such Sponsored Project in accordance with the terms and conditions of this Agreement. Sponsor acknowledges that University and the PI shall have the freedom to conduct and supervise a Sponsored Project in a manner consistent with the University's research mission. This Agreement shall not be construed to limit the freedom of individuals participating in a Sponsored Project to engage in any other research.

3.02 During the Term of this Agreement, any changes in the direction or scope of a Sponsored Project must be in writing as an amendment to the relevant Sponsored Project and agreed to by mutual consent of the parties by their authorized representatives.

3.03 If the services of the PI of a Sponsored Project become unavailable to University for any reason, University shall be entitled to designate another member of its faculty, who is acceptable to both parties, to serve as the PI of such Sponsored Project. This acceptance is not to be unreasonably withheld. If a substitute PI is not designated within sixty (60) days after the original PI ceases his or her services under this Agreement, either party may terminate the relevant Sponsored Project.

Article 4 Costs

4.01 Sponsor will pay University the amounts described in Exhibit A. This is a cost reimbursement agreement.

Article 5 Publications

5.01 Notwithstanding anything to the contrary, Sponsor recognizes that the results of a Sponsored Project may be publishable and agrees that researchers engaged in a Sponsored Project shall be permitted to present at symposia, national, or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of a Sponsored Project, provided, however, that Sponsor shall have been furnished copies of any proposed publication or presentation in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. Sponsor shall have thirty (30) days after receipt of said copies to object to such proposed presentation or proposed publication because it contains patentable subject matter that needs protection. In the event that Sponsor makes such objection, University shall refrain from making such publication or presentation for a maximum of sixty (60) days

from the date of receipt of such objection in order for University to file patent application(s) with the United States Patent and Trademark Office and/or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation. It is understood that in no case can this provision for delay of publication cause a delay in the normal academic progress of a student of the University with respect to preparation and submission of a thesis or dissertation.

Article 6 Intellectual Property

6.01 All rights and title to University Intellectual Property shall belong to University. Sponsor Intellectual Property shall belong to Sponsor. Joint Intellectual Property shall belong jointly to University and Sponsor. Both University and Joint Intellectual Property shall be subject to the terms and conditions of this Agreement.

6.02 University will notify Sponsor of any University Intellectual Property or Joint Intellectual Property conceived and/or made during the term of a Sponsored Project. If Sponsor directs that a patent application or application for other intellectual property protection be filed, University shall promptly prepare, file and prosecute such U.S. and foreign application in University's name if for University Intellectual Property, and in both University's and Sponsor's names if for Joint Intellectual Property. Sponsor shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of U.S. and foreign application(s). Sponsor shall cooperate with University to assure that such application(s) will cover, to the best of Sponsor's knowledge, all items of commercial interest and importance. While University shall be responsible for making decisions regarding scope and content of application(s) to be filed and prosecution thereof, Sponsor shall be given an opportunity to review and provide input thereto. At Sponsor's request, University shall keep Sponsor advised as to developments with respect to such application(s) and shall use best efforts to supply to Sponsor copies of papers received and filed in connection with the prosecution thereof in sufficient time for Sponsor to comment thereon.

6.03 If Sponsor elects not to seek protection pursuant to Article 6.02, or decides to discontinue the financial support of the prosecution or maintenance of the protection, or elects not to exercise its option pursuant to Article 7, and thereby forego its rights thereto, University shall be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in the U.S. and in any foreign country at University's sole expense and for its own purposes.

Article 7 Grant of Rights

7.01 In consideration of Sponsor's participation as a sponsor of a project, University shall grant to Sponsor a first option to negotiate to acquire a royalty-bearing license to utilize University Intellectual Property and/or Joint Intellectual Property and to make, have made, use and sell products using or incorporating University Intellectual Property and/or Joint Intellectual Property. Any license agreement will not include the right to sublicense the University Intellectual Property and/or Joint Intellectual Property unless it is subject to

the prior written consent and approval of University. However, University will retain the right to use the University Intellectual Property and/or Joint Intellectual Property for educational and research purposes only.

7.02 University and Sponsor will negotiate in good faith to determine the terms of a license agreement. If University and Sponsor fail to execute a license agreement within three (3) months following the first disclosure of the University Intellectual Property and/or Joint Intellectual Property to Sponsor, then University shall be free to license the University Intellectual Property and/or Joint Intellectual Property to any party upon such terms as University deems appropriate and without further obligation to Sponsor.

Article 8 Termination

8.01 Termination of a Sponsored Project with Cause. In the event that either party commits a material breach of its obligations under a specific Sponsored Project under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate that specific Sponsored Project immediately upon written notice to the party in breach.

8.02 Termination of a Sponsored Project without Cause. Either party may terminate a Sponsored Project under this Agreement without cause upon sixty (60) days prior written notice. In the event Sponsor terminates a project without cause, Sponsor shall pay University for all financial obligations which are non-cancelable and honor stipend and/or tuition obligations to Graduate Students and/or Post-Doctoral employees through the remainder of the current semester/quarter.

8.03 Termination of this Agreement. Either party may terminate this Agreement without cause upon sixty (60) days written notice. Termination of this Agreement shall not cause termination of any active Sponsored Project unless such Sponsored Project is terminated pursuant to Section 8.01 or 8.02.

8.04 Termination of this Agreement by a party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement. Notwithstanding the foregoing, Sponsor's rights under Article 7 shall terminate upon early termination of this Agreement at Sponsor's request or as a result of Sponsor's unremedied default or breach of this Agreement.

8.05 Anything herein to the contrary notwithstanding, in the event of early termination of this Agreement by Sponsor, Sponsor shall pay all costs accrued by University as of the date of termination, including non-cancelable obligations, which shall include all non-cancelable contracts and fellowships or post-doctoral associate appointments issued pursuant to any Sponsored Project, incurred prior to the effective date of termination. After termination, any obligation of Sponsor for fellowships or postdoctoral associates shall end no later than the end of University's academic year following termination.

Article 9 Disclaimer of Warranties; Indemnification:

9.01 UNIVERSITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF A SPONSORED PROJECT, OR THE CONDITION OF ANY INVENTION(S) OR PRODUCT(S), WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF A SPONSORED PROJECT OR ANY SUCH INVENTION OR PRODUCT, OR ANY ACTIVITY PERFORMED OR DELIVERABLE PROVIDED HEREUNDER SHALL BE FREE OF INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS OR OTHER RIGHTS. UNIVERSITY SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY SPONSOR OR ANY OTHER PERSON RESULTING FROM A SPONSORED PROJECT OR THE USE OF ANY SUCH INVENTION OR PRODUCT.

9.02 Sponsor agrees to defend, indemnify and hold harmless University, the PI and any of University faculty, students, volunteers, employees, trustees, officers, affiliates and agents (herein referred to collectively as the "Indemnified Persons") from and against any and all liability, claims, lawsuits, losses, damages, costs or expenses (including documented attorney's fees), which the Indemnified Persons may hereafter incur, suffer or be required to pay as a result of Sponsor's use of the results of a Sponsored Project or any Intellectual Property or as a result of any breach of this Agreement or any wrongful act or omission of Sponsor, its employees, affiliates, contractors, licensees or agents. University shall notify Sponsor upon learning of the initiation or threatened initiation of any such liability, claims, lawsuits, losses, damages, costs and expenses and University shall cooperate with Sponsor in every proper way in the defense or settlement thereof at Sponsor's request and expense.

Article 10 General Provisions

10.01 The interpretation and validity of this Agreement and the rights of the parties shall be governed by the laws of the State of Ohio. Any action brought to enforce this Agreement shall be brought in Ohio.

10.02 In the event of any conflict in terms between documents relating to this Agreement, exhibits attached hereto, or grants hereunder, the terms of this Agreement will govern, except to the extent that such other document expressly contemplates superseding the terms of this Agreement and such other document is executed by authorized representatives of both parties.

10.03 Sponsor will not disclose or provide to any employee or agent of University any information subject to the licensing provisions of the International Traffic In Arms Regulations (ITAR) under 22 CFR §§ 120-130, or the Export Administration Regulations (EAR) under 15 CFR §§ 730- 774, without the prior written notice to and advance approval

by an authorized representative of University.

10.04 Sponsor will not use the name of University, nor of any member of University's staff, in any publicity, advertising, or news release without the prior written approval of an authorized representative of University. University will not use the name of Sponsor, nor any employee of Sponsor, in any publicity without the prior written approval of Sponsor; provided however, University may make available to the public, the title and description of the project, the name of the Principal Investigator, and the amount and source of funding provided for such project.

10.05 In the event that Sponsor is a party to any other agreement with University, a default by Sponsor of this or any other agreement shall be deemed a default under all other agreements with University.

10.06 University shall not be responsible to Sponsor for failure to perform any of the obligations imposed by this agreement, provided such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, of machinery or equipment or failure of supply of materials, discontinuity in the supply of power, governmental interference, civil commotion, riot, war, strikes, labor disturbance, transportation difficulties, labor shortage, or any cause beyond the reasonable control of University.

10.07 Neither party may assign this Agreement without the prior written consent of the other party.

10.08 Any notices required to be given or which shall be given under this Agreement shall be in writing and delivered by first-class mail, facsimile transmission, or email addressed to the parties as follows:

Administrative for University:
Severine Van slambrouck
1 University Plaza
Youngstown, Ohio 44555
(330) 941-2378
svanslambrouck@ysu.edu

Technical for University:
William Sturrus
1 University Plaza
Youngstown, Ohio 44555
(330) 941-7113
wgsturrus@ysu.edu

Administrative for Sponsor:
William Hartman
PO Box 25
Jackson Center, Pennsylvania 16133
(814) 786-8849
W.Hartman@halberdcorporation.com

Technical for Sponsor:
John Borza
PO Box 25
Jackson Center, Pennsylvania 16133
(586) 481-5646
J.Borza@halberdcorporation.com

IN WITNESS WHEREOF, the parties have caused these presents to be executed in duplicate as of the Effective Date.

University	**Sponsor**
By: Severine Van slambrouck, Director of Research Services Digitally signed by Severine Van slambrouck, Director of Research Services Date: 2022.08.26 16:06:18 -04'00'	By: [signature]
Name: Severine Van slambrouck	Name: William A. Hartman
Title: Director of Research Services	Title: Chrmn., President & CEO
Date:	Date: 26-Aug-22

Exhibit A

Project Title: Extracorporeal irradiation tests of disease-causing proteins, cells and fungi
Project Period: August 22, 2022 – January 6, 2023

Scope of Work
This project will investigate the destruction of disease-causing proteins, cells, and fungi outside the human body through irradiation of samples in buffer solutions, synthetic cerebral spinal fluid, and in non-contagious blood fluid components. YSU students will be tasked with the mixing, irradiation, and growing of cell cultures to determine survivability of cells/proteins. Since the project addresses several disease applications (through the investigations of amino acids, proteins, bacteria, and fungi) its scope may be ongoing in nature. Weekly reporting about the progress at the Friday Advisory Board meetings.

Budget: Total Project Cost: $13,307 cost-reimbursement
UNIVERSITY will invoice SPONSOR quarterly for allowable costs incurred.

Description	Budget
Student Wages	$9,120
Fringe Benefits (5%)	$456
Shipping samples	$960
MTDC (26.3%)	$2,771
Total	$13,307

Payments must be submitted within 30 days of receiving an invoice from University.

Invoices should be sent to:
Name: _Heidi Carl____________
Address: _PO box 25___________________
_Jackson Center, Pennsylvania 16133
Phone: _(724) 372-5651_________
E-mail: _heidicarl12@gmail.com__

Payment to University

Check(s) should be sent to:

Youngstown State University
Bursar's Office
One University Plaza
Youngstown, Ohio 44555

Technical Contacts

Principal Investigator:
Name: William Sturrus
Address: 1 University Plaza
Youngstown, Ohio 44555
Phone: (330) 941-7113
Fax:
Email: wgsturrus@ysu.edu

Sponsor Technical Representative:
Name: John Borza
Address:

Phone: (586) 481-5646
Fax:
Email: J.Borza@halberdcorporation.com

University

By: Severine Van slambrouck, Director of Research Services — Digitally signed by Severine Van slambrouck, Director of Research Services Date: 2022.08.26 16:06:39 -04'00'

Name: Severine Van slambrouck

Title: Director of Research Services

Date: ____________________

Sponsor

By: [signature]

Name: William A. Hartman

Title: Chrmn., President & CEO

Date: 26-Aug-22